Exhibit 99.1

PostRock Reports Year-End Results

OKLAHOMA CITY – March 6, 2013 – PostRock Energy Corporation (NASDAQ: PSTR) today announced its results for the year ended December 31, 2012. The Company identified the following as key factors that impacted 2012 results:

•	Realized gas prices, excluding hedges, declined nearly 33% year-over-year to $2.68 per Mcf

•	Drilled 15 new oil wells and completed 97 oil recompletions in the Cherokee Basin

•	Oil production increased 23% year-over-year and 37% quarter-over-quarter

•	Proved oil reserves increased 151% to 2.7 million barrels and represent 19% of total proved reserves based on a traditional 6:1 conversion ratio

•	General and administrative and operating costs collectively decreased 10% year-over-year and 3% quarter-over-quarter

•	Sold the KPC pipeline in September 2012 for $53.4 million

•	Secured a new $200 million four-year revolving credit facility

•	Reduced debt $135.5 million, or 70.2%

•	Resolved the last remaining material liability associated with the predecessor entities

2012 Results

Natural gas revenue fell 39.7% from the prior year to $43.9 million. The decline was caused by a 32.7% drop in realized gas prices to $2.68 per Mcf and a 10.5% decline in gas production to an average of 44.8 MMcf per day. The decline in gas production resulted from suspended gas development during the low gas price environment in 2012 as well as the natural decline of our existing wells. Beginning in early 2012, all development efforts were directed towards oil projects. Oil revenue increased 22.1% from the prior year to $8.6 million. The increase was driven by a 22.8% increase in production to an average of 262 Bbls per day. Production in December averaged 299 Bbls per day, or a 72.5% increase from January. Gathering revenue fell by 53.3% to $2.4 million. The majority of the decline resulted from the impact of the royalty settlement; however, 18% resulted from the Company’s production decline coupled with reduced third party volumes and lower prices.

Realized hedging gains increased to $73.2 million. The increase was primarily due to the monetization of our 2013 NYMEX gas swap contracts in conjunction with the decline in natural gas prices.

Production costs, consisting of lease operating expenses, gathering costs and production taxes, totaled $42.2 million, a 10.4% decrease from the prior year. Production costs in 2012 included a $368,000 charge related to our field reorganization in March. Excluding this charge, production expense was 11.2% lower than the prior year. The decrease was primarily a result of field optimization projects. Labor costs decreased $2.0 million, vehicle and equipment costs decreased $1.7 million and repair and maintenance costs decreased $1.0 million. In addition, the Company saw a $2.7 million reduction in production taxes driven by the decline in pricing and production. These reductions were partially offset by a decline of $2.1 million in capitalized costs. Excluding the field reorganization charge, production costs were $2.47 an Mcfe, down from $2.51 an Mcfe from the prior year.

General and administrative expenses totaled $14.8 million, a 7.4% decrease from the prior year. During 2011, a $757,000 charge was recorded for the closure of our Houston office. During 2012, a $503,000 severance charge was recorded for the restructuring of our Oklahoma City office. Excluding these charges, general and administrative expenses were $941,000, or 6.2%, lower than the prior year. The decrease was due primarily to reduced wages and benefits of $1.2 million and lower legal, accounting and audit fees of approximately $1.1 million. The reductions were partially offset by higher non-cash compensation expense of $837,000 and cash bonuses of $751,000. Non-cash compensation was higher as a result of the forfeiture of unvested grants in the prior-year period coupled with new award grants in the current year. The increase in cash bonuses was primarily due to the growth in oil production and reserves, benchmarked against various other year-end performance metrics.

Each quarter PostRock is required to assess the recoverability of the carrying value of its oil and gas properties against their present value utilizing a first-of-the-month twelve-month average price for oil and natural gas. In the third quarter, a $4.3 million impairment was recognized on the Company’s oil and gas properties. This impairment was driven by a decrease in third quarter gas prices compared to the prior-year period. An additional $1.6 million impairment was recognized in the fourth quarter as natural gas prices were once again below prices from the year-ago period. The fourth quarter impairment brings the total impairment recognized in 2012 to $5.9 million.

Due to declines in the market price of Constellation Energy Partners in 2012, a mark-to-market loss of $5.2 million was recorded.

Fourth Quarter Results

Natural gas revenue fell 18.5% from the prior-year period to $12.8 million. The decline was caused by a 6.5% drop in realized gas prices to $3.26 per Mcf and a 12.8% decline in gas production to an average of 42.8 MMcf per day. Oil revenue increased 31.0% from the prior-year period to $2.4 million. The increase was caused by a 37.4% increase in production to an average of 305 Bbls per day. Gathering revenue fell by 35.4% to $625,000. Most of the decline resulted from the royalty settlement, however, 32% resulted from the Company’s production decline coupled with reduced third party volumes and lower prices.

Realized hedging gains increased to $39.8 million. The increase was primarily the result of the monetization of our 2013 NYMEX gas swap contracts which generated proceeds of $30.2 million.

Production costs totaled $10.1 million, an 11.8% decrease from the prior-year period. Labor costs decreased $440,000, vehicle and equipment costs decreased $207,000 and repair and maintenance costs decreased $451,000. In addition, the Company saw a $404,000 reduction in production taxes driven by the decline in pricing and production. These reductions were partly offset by an increase in various other expenses of $147,000. In total, production costs were $2.46 an Mcfe compared to $2.47 an Mcfe from the prior-year period.

General and administrative expenses totaled $3.5 million, a 33.1% increase from the prior-year period. The increase was due primarily to a $511,000 increase in non-cash compensation and a $1.0 million increase in cash bonuses. Non-cash compensation was higher as a result of the forfeiture of unvested stock grants in the prior-year quarter coupled with new award grants in the current year. The increase in cash bonuses was primarily due to the growth in oil production and reserves, benchmarked against various other year-end performance metrics. Partially offsetting the increase were lower wages and benefits of $309,000 and lower licensing fees of $182,000 related to the sale of KPC.

Due to the decline in the unit price of Constellation Energy Partners during the fourth quarter, a mark-to-market loss of $596,000 was recorded.

Hedges

In November, PostRock monetized all of its 2013 NYMEX gas swaps for proceeds of $30.2 million and used them to reduce debt. Simultaneously, the Company entered into new NYMEX gas swaps for 2013 through 2016. In February 2013, PostRock entered into additional NYMEX gas and oil swaps for 2013 through 2016. When combined with the Company’s existing swaps, an average of 24 MMcf a day and 231 Bbls a day is hedged in 2013 at weighted average prices of $4.01 per Mcf and $100.65 per Bbl, respectively. Additionally, because the Company sells its gas at Southern Star index pricing, it has hedged its basis against NYMEX. These Southern Star Basis swaps cover 25 MMcf a day for 2013 at a weighted average price of ($0.71) per Mcf. The following table summarizes the Company’s positions at December 31, 2012 after giving effect to the new swap contracts.

	2013	2014	2015	2016
Natural Gas Hedges
NYMEX Gas Swaps
Volume (MMBtu)	8,711,033	10,327,566	8,983,563	7,814,034
Weighted Average Price (MMBtu)	$4.01	$4.01	$4.01	$4.01
Southern Star Basis Swaps
Volume (MMBtu)	9,000,003	—	—	—
Weighted Average Price (MMBtu)	$(0.71)	$—	$—	$—

Oil Hedges
NYMEX Oil Swaps
Volume (Bbls)	84,442	79,548	71,568	65,568
Weighted Average Price (Bbl)	$100.65	$96.28	$92.73	$90.33

Debt

At December 31, 2012 PostRock had $57.5 million utilized under its revolving credit facility, a decrease of $135.5 million from the prior year and a $45.4 million decrease from the third quarter of 2012. The reduction during the fourth quarter was funded with proceeds from the monetization of the NYMEX gas swaps and a $13 million investment by White Deer Energy in December. At March 1, 2013 PostRock had $63.5 million utilized on its revolving credit facility, an increase of $6.0 million from year-end. The increase was primarily due to the $4.5 million royalty settlement and $1.1 million in property tax payments which were made in December and funded in early 2013.

At December 31, 2012 PostRock elected to pay in-kind the quarterly dividend to White Deer which increased the liquidation value of Series A Preferred Stock outstanding by $2.5 million to $91.3 million. White Deer also received 1.7 million additional warrants with a weighted average strike price of $1.47 a share. In total, White Deer holds 34.3 million warrants exercisable at an average price of $2.66 a share and 9.8 million common shares.

	December 31,
	2011	2012
	(in thousands)
Cash and equivalents	$349	$525

Long-term debt (including current maturities)
Borrowing base facility	$190,000	$57,500
Secured pipeline loan	3,000	—

Total	$193,000	$57,500

Redeemable preferred stock	$56,736	$73,152
Stockholders’ equity (deficit)	7,810	(21,008)

Total capitalization	$257,546	$109,644

Significant Events

On December 20, 2012 White Deer invested an additional $13 million in PostRock equity, comprised of 50% common and 50% preferred stock. In the transaction, White Deer acquired 4,577,464 shares of common stock at a price of $1.42 per share, $6.5 million of 12% cumulative redeemable preferred stock and 4,577,464 warrants to purchase common stock at a price of $1.42 a share. Proceeds from the investment were used to reduce debt and provide working capital.

Also on December 20, 2012, the Company secured a new, four-year revolving credit facility (the “Facility”). The Facility was structured as an amendment to the existing facility to minimize costs. The Facility’s initial borrowing base was set at $90 million and will be redetermined on May 1, 2013. In the future, if the value of the Company’s oil and gas properties justifies it, the borrowing base could be increased up to $200 million. With $57.5 million in borrowings, availability at year-end was $32.5 million under the Facility.

Capital Expenditures

During the fourth quarter, capital expenditures totaled $4.8 million. This included $4.0 million spent on oil directed drilling and recompletions, with the remainder spent on vehicle and equipment replacement, compressor optimization, information technology and other maintenance projects.

2012 expenditures totaled $17.5 million. This included $10.3 million spent on oil directed drilling and recompletions, $2.1 million on vehicle and equipment replacement, $1.2 million to connect two sections of the gathering system, $3.0 million to complete facility, compressor optimization, IT and other projects, $638,000 on the KPC pipeline and $219,000 to extend leases.

Reserves

Proved reserves decreased 31.1% to 85.8 Bcfe at year-end 2012. Gas reserves declined 48.6 Bcf, or 40%. Of this amount, 16.4 Bcf was related to 2012 production, 34.7 Bcf was the result of a 33% decline in SEC pricing and 4.7 Bcf was due to revisions of previous estimates. These reductions were partially offset by a 7.2 Bcf increase in gas reserves due to improved operating costs. Oil reserves increased 1.6 million Bbls, or 151%. Of this amount, 1.7 million Bbls were the result of additions to the reserve base and positive revisions to previous estimates. This increase was offset by 95,863 Bbls produced in 2012 and other minor downward revisions. At year-end 2012, approximately 93.8% of the Company’s reserves were classified as proved developed.

	Gas (Mcf)	Oil (Bbls)	Total Mcfe (6:1)
Balance, December 31, 2011	118,220,188	1,073,921	124,663,714
2012 Production	(16,388,878)	(95,863)	(16,964,056)
Revisions/Additions to Previous Estimates	(4,668,315)	1,758,002	5,879,697
Changes to Operating Costs	7,223,064	(43,661)	6,961,098
Changes in Commodity Price	(34,724,786)	(831)	(34,729,772)

Balance, December 31, 2012	69,661,273	2,691,568	85,810,681

Management Comment

Terry W. Carter, PostRock’s President and Chief Executive Officer, said, “2012 was an eventful and transitional year for PostRock. As gas prices declined in early 2012, we quickly refocused our efforts on developing oil projects on our existing leasehold. The results of this development have been very encouraging with over 23% year-over-year oil production growth. Year-to-date our production has averaged 333 Bbls per day, which represents a 71% increase over the prior-year period. Additionally, the work we performed in 2012 resulted in over a 150% increase to our oil reserves. While total proved reserves declined 31% to 85.8 Bcfe on a traditional 6:1 equivalency basis, reserves on a 25:1 price equivalency were 137 Bcfe. As natural gas prices remain at levels unprofitable for new development, we will continue to develop and add to our multi-year inventory of high return oil projects in the Cherokee Basin and central Oklahoma.

“One of our most significant achievements over the year was reducing debt by $135.5 million. This was accomplished through a combination of investments from our private equity sponsor, White Deer Energy, selling the KPC pipeline for $53.4 million, monetizing 2013 hedges and cash from operations. This debt reduction set the stage for the Company to close on a new four-year revolving credit facility with Citibank in December. This new facility, combined with the final royalty settlement payment made at the end of 2012, essentially eliminated the last liabilities associated with our predecessor entities. With the past behind us, we have begun 2013 entirely focused on creating shareholder value as a renewed, pure-play oil and gas company.”

Webcast and Conference Call

PostRock will host its quarterly webcast and conference call tomorrow, Thursday, March 7, 2013, at 10:00 a.m. Central Time. The live webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003.

PostRock Energy Corporation is engaged in the acquisition, development and production of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates oil producing properties in central Oklahoma and oil and gas producing properties in Appalachian.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contact:

North Whipple

Director, Finance & Investor Relations

nwhipple@pstr.com

(405) 702-7423

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

	Three Months Ended December 31,		Year to Date Ended December 31,
	2011	2012	2011	2012
	(in thousands)
Net income (loss) from continuing operations	$8,664	$(11,386)	$19,387	$(44,717)
Adjusted for:
Income taxes	—	—	—	—
Interest expense, net	2,677	2,617	10,151	10,452
Depreciation, depletion, and amortization	6,308	7,246	24,088	27,669

EBITDA	$17,649	$(1,523)	$53,626	$(6,596)

Other income, net	(14)	(31)	(207)	(111)
Loss on equity investment	3,748	596	4,607	5,174
Unrealized (gain) loss from derivative financial instruments	(8,208)	41,348	(1,737)	66,708
Impairment of oil and gas properties	—	1,610	—	5,919
Gain on forgiveness of debt	—	—	(1,647)	(255)
(Gain) loss on disposal of assets	1,829	69	(10,557)	295
Litigation reserve	—	—	11,592	—
Office Closure Costs	—	—	757	—
Stock-based compensation	74	670	1,258	2,224

Adjusted EBITDA	$15,078	$42,739	$57,692	$73,358

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year to Date Ended December 31,
	2011	2012	2011	2012
Revenue
Natural gas sales	$15,760	$12,842	$72,812	$43,911
Crude oil sales	1,822	2,386	7,075	8,640
Gathering	967	625	5,239	2,444

Total	18,549	15,853	85,126	54,995
Costs and expenses
Production expense	11,451	10,096	47,136	42,213
General and administrative	2,615	3,481	16,005	14,810
Litigation reserve	—	—	11,592	—
Depreciation, depletion and amortization	6,308	7,246	24,088	27,669
Impairment of oil and gas properties	—	1,610	—	5,919
Loss (gain) on disposal of assets	1,829	69	(10,557)	295

Total	22,203	22,502	88,264	90,906

Operating loss	(3,654)	(6,649)	(3,138)	(35,911)

Other income (expense)
Realized gain from derivative financial instruments	10,521	39,793	33,692	73,162
Unrealized gain (loss) from derivative financial instruments	8,208	(41,348)	1,737	(66,708)
Loss on equity investment	(3,748)	(596)	(4,607)	(5,174)
Gain on forgiveness of debt	—	—	1,647	255
Other income, net	14	31	207	111
Interest expense, net	(2,677)	(2,617)	(10,151)	(10,452)

Total	12,318	(4,737)	22,525	(8,806)

Income (loss) from continuing operations before income taxes	8,664	(11,386)	19,387	(44,717)
Income taxes	—	—	—	—

Income (loss) from continuing operations	8,664	(11,386)	19,387	(44,717)
Income (loss) from discontinued operations	689	149	643	(2,855)

Net income (loss)	9,353	(11,237)	20,030	(47,572)
Preferred stock dividends	(2,032)	(2,494)	(7,779)	(9,083)
Accretion of redeemable preferred stock	(439)	(698)	(1,580)	(2,238)

Net income (loss) available to common stock	$6,882	$(14,429)	$10,671	$(58,893)

Income (loss) per common share
Basic income (loss) per share - continuing operations	$0.65	$(0.90)	$1.14	$(4.12)
Basic income (loss) per share - discontinued operations	0.07	0.01	0.07	(0.21)

Basic income (loss) per share	$0.72	$(0.89)	$1.21	$(4.33)

Diluted income (loss) per share - continuing operations	$0.62	$(0.90)	$0.67	$(4.12)
Diluted income (loss) per share - discontinued operations	0.07	0.01	0.04	(0.21)

Diluted income (loss) per share	$0.69	$(0.89)	$0.71	$(4.33)

Weighted average common shares outstanding
Basic	9,550	16,258	8,786	13,596

Diluted	10,018	16,258	15,050	13,596

POSTROCK ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2011	2012
ASSETS
Current assets
Cash and equivalents	$349	$525
Restricted cash	—	1,500
Accounts receivable - trade, net	7,785	7,207
Other receivables	1,164	180
Inventory	1,681	990
Other	7,455	2,100
Derivative financial instruments	42,803	1,771
Assets of discontinued operations	1,585	—

Total	62,822	14,273
Oil and gas properties, full cost, net	124,068	107,531
Other property and equipment, net	14,465	14,244
Equity investment	12,994	7,820
Other, net	2,812	2,180
Derivative financial instruments	29,516	615
Assets of discontinued operations	60,034	—

Total assets	$306,711	$146,663

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities
Accounts payable	$5,723	$9,373
Revenue payable	4,972	4,447
Accrued expenses and other	8,327	4,928
Litigation reserve	3,081	—
Current portion of long-term debt	3,000	—
Derivative financial instruments	5,223	4,449
Liabilities of discontinued operations	936	—

Total	31,262	23,197
Derivative financial instruments	4,611	2,638
Long-term debt	190,000	57,500
Asset retirement obligations	10,087	10,868
Other	4,559	316
Liabilities of discontinued operations	1,646	—

Total liabilities	242,165	94,519

Commitments and contingencies
Series A cumulative redeemable preferred stock	56,736	73,152

Stockholders’ equity
Preferred stock	2	3
Common stock	99	213
Additional paid-in capital	378,093	396,732
Accumulated deficit	(370,384)	(417,956)

Total equity (deficit)	7,810	(21,008)

Total liabilities and equity (deficit)	$306,711	$146,663

POSTROCK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year to Date Ended December 31,
	2011	2012
Cash flows from operating activities
Net income (loss)	$20,030	$(47,572)
Adjustments to reconcile net income (loss) to net cash from operations
Depreciation, depletion and amortization	27,662	30,206
Stock-based compensation	1,258	2,224
Impairment of oil and gas properties	—	5,919
Amortization of deferred loan costs	1,709	2,820
Change in fair value of derivative financial instruments	(1,737)	67,186
Litigation reserve	6,042	—
Loss (gain) on disposal of assets	(10,560)	5,735
Gain on forgiveness of debt	(1,647)	(255)
Loss from equity investment	4,607	5,174
Other non-cash changes	618	409
Change in assets and liabilities
Accounts receivable	2,696	1,519
Other current assets	(1,281)	5,020
Other assets	(649)	33
Accounts payable	(2,521)	2,453
Accrued expenses	(3,502)	(11,701)
Other	(17)	(51)

Net cash flows from operating activities	42,708	69,119

Cash flows from investing activities
Restricted cash	28	(1,500)
Proceeds from sale of equity securities	1,634	—
Equity investment	(12,883)	—
Proceeds from sale of assets	12,723	53,893
Equipment, development, leasehold and pipeline	(29,338)	(16,759)

Net cash flows from (used in) investing activities	(27,836)	35,634

Cash flows from financing activities
Proceeds from issuance of preferred stock and warrants	—	12,500
Proceeds from debt	3,000	57,500
Repayments of debt	(18,319)	(193,000)
Proceeds from issuance of common stock	—	20,724
Proceeds from stock option exercise	66	—
Debt and equity financing costs	—	(2,301)

Net cash flows used in financing activities	(15,253)	(104,577)

Net increase (decrease) in cash and equivalents	(381)	176
Cash and equivalents - beginning of period	730	349

Cash and equivalents - end of period	$349	$525